Exhibit 99

TI reports 4Q13 and 2013 financial results and shareholder returns

Conference call on TI website at 4:30 p.m. Central time today

www.ti.com/ir

DALLAS (Jan. 21, 2014) – Texas Instruments Incorporated (TI) (NASDAQ: TXN) today reported fourth-quarter revenue of $3.03 billion, net income of $511 million and earnings per share of 46 cents.  Results include charges of $49 million, which reduced earnings by 3 cents per share, for a restructuring action that was not included in the company’s prior guidance.

Regarding the company’s performance and returns to shareholders, Rich Templeton, TI’s chairman, president and CEO, made the following comments:

•
“Our fourth quarter capped a year in which each quarter’s performance increasingly reflected the impact of structural changes we’ve made to focus TI on Analog and Embedded Processing, where the diversity and longevity of our positions are assets.

•
“The combined revenue from Analog and Embedded Processing grew 12 percent over last year’s fourth quarter and comprised 82 percent of total revenue.  Individually, Analog was up 12 percent and Embedded Processing was up 11 percent from a year ago.

•
“Earnings in the quarter benefited from revenue that was in the upper half of our guidance range and excellent fall through to gross profit.  Gross margin of 54.2 percent remained near its record high, reflecting the quality of our Analog and Embedded Processing portfolio and the efficiency of our manufacturing strategy.

•
“Our business model continues to generate strong cash flow from operations.  Free cash flow for the full year of 2013 was $3 billion, or 24 percent of revenue, consistent with our target of 20-25 percent.

•
“We returned $4 billion, or 136 percent of free cash flow, to shareholders in 2013 through dividends and stock repurchases.  Our strategy to return to shareholders all free cash flow not needed for debt repayment reflects our confidence in the long-term sustainability of our business model.

•
“Our balance sheet remains strong, with $3.8 billion of cash and short-term investments at the end of the year, 82 percent of which was owned by the company’s U.S. entities.  Inventory days were 112, consistent with our model of 105-115 days.

•
“TI’s outlook for the first quarter of 2014 is for revenue in the range of $2.83 billion to $3.07 billion and earnings per share between $0.36 and $0.44, including charges.  The annual effective tax rate for 2014 is expected to be about 27 percent, which reflects the expiration of the R&D tax credit.”

TI’s fourth-quarter results and first-quarter outlook include restructuring charges for cost-saving actions in Embedded Processing and in Japan.  The company is not exiting any markets or discontinuing any existing products but will reduce investments in markets that do not offer sustainable growth and returns.  The savings will reflect the elimination of about 1,100 jobs worldwide.  The charges are expected to be about $80 million, of which $49 million was included in the fourth quarter of 2013 and about $30 million will be included in the first quarter of 2014.  The company expects to achieve annualized savings of about $130 million by the end of 2014.

Free cash flow (Cash flow from operations less Capital expenditures) is a non-GAAP financial measure.

Earnings summary

Amounts are in millions of dollars, except per-share amounts.

	4Q13	4Q12	Change	2013	2012	Change
Revenue	$3,028	$2,979	2%	$12,205	$12,825	-5%
Operating profit	$687	$139	394%	$2,832	$1,973	44%
Net income	$511	$264	94%	$2,162	$1,759	23%
Earnings per share	$.46	$.23	100%	$1.91	$1.51	26%

Cash generation

Amounts are in millions of dollars.

	4Q13	2013	2012	Change
Cash flow from operations	$1,199	$3,384	$3,414	-1%
Capital expenditures	$107	$412	$495	-17%
Free cash flow	$1,092	$2,972	$2,919	2%
Free cash flow % of revenue	36%	24%	23%

Capital expenditures in 2013 were 3 percent of revenue.

Cash return

Amounts are in millions of dollars.

	4Q13	2013	Percentage of 2013 Free Cash Flow
Dividends paid	$326	$1,175	40%
Stock repurchases	$734	$2,868	97%
Total cash returned	$1,060	$4,043	136%*

* Total does not sum due to rounding.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Income
(Millions of dollars, except share and per-share amounts)

	For Three Months Ended			For Years Ended
	Dec. 31, 2013	Dec. 31, 2012	Sept. 30, 2013	Dec. 31, 2013	Dec. 31, 2012

Revenue	$3,028	$2,979	$3,244	$12,205	$12,825
Cost of revenue	1,388	1,534	1,465	5,841	6,457
Gross profit	1,640	1,445	1,779	6,364	6,368
Research and development (R&D)	346	425	368	1,522	1,877
Selling, general and administrative (SG&A)	461	430	465	1,858	1,804
Acquisition charges	84	88	86	341	450
Restructuring charges/other	62	363	16	(189)	264
Operating profit	687	139	844	2,832	1,973
Other income (expense), net	19	39	(4)	17	47
Interest and debt expense	24	23	24	95	85
Income before income taxes	682	155	816	2,754	1,935
Provision (benefit) for income taxes	171	(109)	187	592	176
Net income	$511	$264	$629	$2,162	$1,759

Earnings per common share:
Basic	$.46	$.23	$.56	$1.94	$1.53
Diluted	$.46	$.23	$.56	$1.91	$1.51

Average shares outstanding (millions):
Basic	1,086	1,113	1,096	1,098	1,132
Diluted	1,102	1,124	1,111	1,113	1,146

Cash dividends declared per share of common stock	$.30	$.21	$.28	$1.07	$.72

Percentage of revenue:
Gross profit	54.2%	48.5%	54.8%	52.1%	49.6%
R&D	11.4%	14.3%	11.3%	12.5%	14.6%
SG&A	15.2%	14.4%	14.4%	15.2%	14.1%
Operating profit	22.7%	4.7%	26.0%	23.2%	15.4%

As required by accounting rule ASC 260, net income allocated to unvested restricted stock units (RSUs), on which we pay dividend equivalents, is excluded from the calculation of EPS.  The amount excluded is $8 million, $4 million and $11 million for the quarters ending December 31, 2013, December 31, 2012, and September 30, 2013, respectively; and $36 million and $31 million for years ending December 31, 2013, and December 31, 2012, respectively.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Balance Sheets
(Millions of dollars, except share amounts)

	Dec. 31, 2013	Dec. 31, 2012	Sept. 30, 2013
Assets
Current assets:
Cash and cash equivalents	$1,627	$1,416	$1,435
Short-term investments	2,202	2,549	2,158
Accounts receivable, net of allowances of ($22), ($31) and ($29)	1,203	1,230	1,524
Raw materials	102	116	107
Work in process	919	935	954
Finished goods	710	706	665
Inventories	1,731	1,757	1,726
Deferred income taxes	393	473	461
Prepaid expenses and other current assets	863	805	797
Total current assets	8,019	8,230	8,101
Property, plant and equipment at cost	6,556	6,891	6,539
Less accumulated depreciation	(3,157)	(2,979)	(3,030)
Property, plant and equipment, net	3,399	3,912	3,509
Long-term investments	216	215	210
Goodwill, net	4,362	4,362	4,362
Acquisition-related intangibles, net	2,223	2,558	2,305
Deferred income taxes	207	280	227
Capitalized software licenses, net	118	142	139
Overfunded retirement plans	130	68	119
Other assets	264	254	272
Total assets	$18,938	$20,021	$19,244

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$1,000	$1,500	$1,000
Accounts payable	422	444	426
Accrued compensation	554	524	567
Income taxes payable	119	79	37
Deferred income taxes	1	2	2
Accrued expenses and other liabilities	651	881	691
Total current liabilities	2,747	3,430	2,723
Long-term debt	4,158	4,186	4,161
Underfunded retirement plans	216	269	253
Deferred income taxes	548	572	564
Deferred credits and other liabilities	462	603	492
Total liabilities	8,131	9,060	8,193
Stockholders’ equity:
Preferred stock, $25 par value. Authorized – 10,000,000 shares. Participating cumulative preferred. None issued.	--	--	--
Common stock, $1 par value. Authorized – 2,400,000,000 shares. Shares issued – 1,740,815,939	1,741	1,741	1,741
Paid-in capital	1,211	1,176	1,125
Retained earnings	28,173	27,205	27,993
Less treasury common stock at cost: Shares: Dec. 31, 2013 – 658,012,970; Dec. 31, 2012 – 632,636,970; Sept. 30, 2013 – 646,252,825	(19,790)	(18,462)	(19,236)
Accumulated other comprehensive income (loss), net of taxes	(528)	(699)	(572)
Total stockholders’ equity	10,807	10,961	11,051
Total liabilities and stockholders’ equity	$18,938	$20,021	$19,244

Certain amounts in prior periods’ financial statements have been reclassified to conform to the current presentation.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Millions of dollars)

	For Three Months Ended			For Years Ended
Cash flows from operating activities:	Dec. 31, 2013	Dec. 31, 2012	Sept. 30, 2013	Dec. 31, 2013	Dec. 31, 2012
Net income	$511	$264	$629	$2,162	$1,759
Adjustments to net income:
Depreciation	213	232	217	879	957
Amortization of acquisition-related intangibles	82	85	83	336	342
Stock-based compensation	66	64	71	287	263
Gain on sales of assets	--	--	(3)	(6)	--
Deferred income taxes	52	(10)	12	50	130
Gain on transfer of Japan substitutional pension	--	--	--	--	(144)
Increase (decrease) from changes in:
Accounts receivable	318	381	(30)	16	311
Inventories	(5)	91	(6)	26	5
Prepaid expenses and other current assets	(75)	85	247	(136)	162
Accounts payable and accrued expenses	13	222	(17)	(284)	99
Accrued compensation	(19)	(41)	96	18	(82)
Income taxes payable	107	(52)	(173)	78	(229)
Changes in funded status of retirement plans	(54)	(257)	30	28	(198)
Other	(10)	21	(5)	(70)	39
Cash flows from operating activities	1,199	1,085	1,151	3,384	3,414

Cash flows from investing activities:
Capital expenditures	(107)	(96)	(124)	(412)	(495)
Proceeds from asset sales	--	--	3	21	--
Purchases of short-term investments	(730)	(661)	(775)	(3,907)	(2,802)
Proceeds from short-term investments	685	559	681	4,249	2,198
Other	29	9	3	46	60
Cash flows from investing activities	(123)	(189)	(212)	(3)	(1,039)

Cash flows from financing activities:
Proceeds from issuance of debt	--	--	--	986	1,492
Repayment of debt and commercial paper borrowings	--	--	--	(1,500)	(1,375)
Dividends paid	(326)	(235)	(308)	(1,175)	(819)
Stock repurchases	(734)	(600)	(734)	(2,868)	(1,800)
Proceeds from common stock transactions	168	133	349	1,314	523
Excess tax benefit from share-based payments	8	12	9	80	38
Other	--	--	--	(7)	(10)
Cash flows from financing activities	(884)	(690)	(684)	(3,170)	(1,951)

Net change in cash and cash equivalents	192	206	255	211	424
Cash and cash equivalents, beginning of period	1,435	1,210	1,180	1,416	992
Cash and cash equivalents, end of period	$1,627	$1,416	$1,435	$1,627	$1,416

Certain amounts in prior periods’ financial statements have been reclassified to conform to the current presentation.

4Q13 segment results

	4Q13	4Q12	Change	3Q13	Change
Analog:
Revenue	$1,869	$1,669	12%	$1,931	-3%
Operating profit	$561	$419	34%	$583	-4%

Embedded Processing:
Revenue	$604	$546	11%	$668	-10%
Operating profit	$41	$11	273%	$83	-51%

Other:
Revenue	$555	$764	-27%	$645	-14%
Operating profit (loss)*	$85	$(291)	n/a	$178	-52%

*  Includes Acquisition charges and Restructuring charges/other.

Analog:  (includes High Volume Analog & Logic, Power Management, High Performance Analog and Silicon Valley Analog)
•	Compared with a year ago, revenue increased in all product lines. Power Management grew the most, followed by Silicon Valley Analog, High Performance Analog and High Volume Analog & Logic.
•	Compared with the prior quarter, revenue declined in all product lines. High Performance Analog declined the most, followed by High Volume Analog & Logic, Power Management and Silicon Valley Analog.
•
Operating profit increased from a year ago primarily due to higher revenue and associated gross profit.  Compared with the prior quarter, operating profit decreased due to lower revenue and associated gross profit, which was partially offset by lower operating expenses.

Embedded Processing:  (includes Processors, Microcontrollers and Connectivity)
•	Compared with the year-ago quarter, revenue increased due to Microcontrollers. Connectivity also grew, while revenue from Processors was about even.
•	Compared with the prior quarter, revenue declined primarily due to Processors. Microcontrollers and Connectivity also declined.
•
Operating profit increased from a year ago primarily due to higher revenue and associated gross profit.  Compared with the prior quarter, operating profit decreased primarily due to lower revenue and associated gross profit.

Other:  (includes DLP® products, custom ASIC products, calculators, royalties and legacy wireless products)
•	Compared with the year-ago quarter, revenue declined due to legacy wireless products.
•	Compared with the prior quarter, revenue declined due to seasonally lower calculator revenue.
•
Operating profit increased from a year ago due to lower restructuring charges as well as lower operating expenses.  Operating profit decreased from the prior quarter primarily due to lower revenue and associated gross profit, as well as higher restructuring charges.

Year 2013 segment results

	2013	2012	Change
Analog:
Revenue	$7,194	$6,998	3%
Operating profit	$1,859	$1,650	13%

Embedded Processing:
Revenue	$2,450	$2,257	9%
Operating profit	$185	$158	17%

Other:
Revenue	$2,561	$3,570	-28%
Operating profit*	$788	$165	378%

* Includes Acquisition charges and Restructuring charges/other.

•
Analog revenue increased primarily due to Power Management.  Silicon Valley Analog and High Performance Analog also increased while High Volume Analog & Logic declined.    Operating profit increased primarily due to higher gross profit, which benefited from higher revenue and lower manufacturing costs.  This higher gross profit was partially offset by higher operating expenses.

•
Embedded Processing revenue increased primarily due to Microcontrollers.  Processors and Connectivity also increased.  Operating profit increased due to higher revenue and associated gross profit, which was partially offset by higher operating expenses.

•
Other revenue declined primarily due to legacy wireless products.  Operating profit increased due to lower operating expenses and Restructuring charges/other, partially offset by lower revenue and associated gross profit.

Non-GAAP financial information

This release includes references to free cash flow and various ratios based on that measure.  These are financial measures that were not prepared in accordance with GAAP.  Free cash flow was calculated by subtracting Capital expenditures from the most directly comparable GAAP measure of Cash flow from operating activities (also referred to as Cash flow from operations).

The free cash flow measures were compared to the following GAAP items to determine the various non-GAAP ratios presented below and referred to in the release:  Revenue, Dividends paid and Stock repurchases.  Reconciliation to the most directly comparable GAAP-based ratios is provided in the table below.

The company believes these non-GAAP measures provide insight into its liquidity, its cash-generating capability and the amount of cash available to return to investors, as well as insight into its financial performance.  These non-GAAP measures are supplemental to the comparable GAAP measures.

TEXAS INSTRUMENTS INCORPORATED
(Millions of dollars)
	For Year Ended Dec. 31, 2013	Percentage of Revenue	For Year Ended Dec. 31, 2012	Percentage of Revenue

Revenue	$12,205		$12,825

Cash flow from operations (GAAP)	$3,384	28%	$3,414	27%
Less Capital expenditures	412	3%	495	4%
Free cash flow (non-GAAP)	$2,972	24%*	$2,919	23%

* Total does not sum due to rounding.

	For Three Months Ended Dec. 31, 2013	Percentage of Revenue

Revenue	$3,028

Cash flow from operations (GAAP)	$1,199	40%
Less Capital expenditures	107	4%
Free cash flow (non-GAAP)	$1,092	36%

	For Year Ended Dec. 31, 2013	Percentage of Cash Flow from Operations (GAAP)	Percentage of Free Cash Flow (Non-GAAP)

Dividends paid	$1,175	35%	40%
Stock repurchases	2,868	85%	97%
Total cash returned to shareholders	$4,043	119%*	136%*

* Total does not sum due to rounding.

#   #   #

Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import.  Similarly, statements herein that describe TI’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of TI or its management:

•	Market demand for semiconductors, particularly in markets such as industrial, automotive, personal electronics, communications equipment and enterprise systems;
•
TI’s ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

•	TI’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment;
•	TI’s ability to compete in products and prices in an intensely competitive industry;
•	TI’s ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;
•	Expiration of license agreements between TI and its patent licensees, and market conditions reducing royalty payments to TI;
•
Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, health conditions, possible disruptions in transportation, communications and information technology networks and fluctuations in foreign currency exchange rates;

•	Natural events such as severe weather and earthquakes in the locations in which TI, its customers or its suppliers operate;
•	Availability and cost of raw materials, utilities, manufacturing equipment, third-party manufacturing services and manufacturing technology;
•
Changes in the tax rate applicable to TI as the result of changes in tax law, the jurisdictions in which profits are determined to be earned and taxed, the outcome of tax audits and the ability to realize deferred tax assets;

•
Changes in laws and regulations to which TI or its suppliers are or may become subject, such as those imposing fees or reporting or substitution costs relating to the discharge of emissions into the environment or the use of certain raw materials in our manufacturing processes;

•	Losses or curtailments of purchases from key customers and the timing and amount of distributor and other customer inventory adjustments;
•	Customer demand that differs from our forecasts;
•	The financial impact of inadequate or excess TI inventory that results from demand that differs from projections;
•	Impairments of our non-financial assets;
•	Product liability or warranty claims, claims based on epidemic or delivery failure or recalls by TI customers for a product containing a TI part;
•	TI’s ability to recruit and retain skilled personnel;
•	Timely implementation of new manufacturing technologies and installation of manufacturing equipment, and the ability to obtain needed third-party foundry and assembly/test subcontract services;
•	TI’s obligation to make principal and interest payments on its debt;
•
TI’s ability to successfully integrate and realize opportunities for growth from acquisitions, and our ability to realize our expectations regarding the amount and timing of restructuring charges and associated cost savings; and

•	Breaches of our information technology systems.

For a more detailed discussion of these factors, see the Risk Factors discussion in Item 1A of TI’s Form 10-K for the year ended December 31, 2012.  The forward-looking statements included in this release are made only as of the date of this release, and TI undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

About Texas Instruments

Texas Instruments Incorporated (TI) is a global semiconductor design and manufacturing company that develops analog ICs and embedded processors.  By employing the world’s brightest minds, TI creates innovations that shape the future of technology.  TI is helping more than 100,000 customers transform the future, today.  Learn more at www.ti.com.

TI trademarks:
DLP
Other trademarks are the property of their respective owners.